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                                                                       EXHIBIT 5


                               December 14, 1998



BRE Properties, Inc.
44 Montgomery Street, Suite 3600
San Francisco, CA  94104-4809

Re:  Amended and Restated 1992 Employee Stock Plan
     Amended and Restated Non-Employee Director Stock Option Plan
     Consultant Stock Option Dated March 2, 1998
     ------------------------------------------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") registering a total of 1,774,000 shares of Common Stock of BRE Properties, Inc. (the "Company") under the subject plans and Consultant Stock Option.

     We are of the opinion that, subject to the effectiveness of the Registration Statement, the shares of Common Stock of the Company to be sold pursuant to the above plans and option will be legally and validly issued, fully paid and non-assessable. In giving this opinion, we assume that the shares of Common Stock to be sold pursuant to such plans and option will be issued in accordance with the terms of the applicable plan or option.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                              Very truly yours,


                              FARELLA BRAUN & MARTEL LLP